U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington,  D.C.


                                  FORM 12B-25


                          NOTIFICATION OF LATE FILING


                                  Check One:


          [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [X] Form 11-K
                 [ ] Form 10-Q and Form 10-QSB  [ ] Form N-SAR


                     For Period Ended:  December 31, 1995


Part I - Registrant Information


     Full name of Registrant: Rexel, Inc. Section 401(k) Savings Plan (formerly Willcox & Gibbs, Inc. Employee Stock Ownership Plan)


     Address of Principal Executive Office:  150 Alhambra Circle, Coral Gable,
                                             Florida 33134


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Part II - Rules 12b-25(b) and (c)

Not applicable


Part III - Narrative

The Form 11-K will not be filed by the prescribed deadline because the audited financial statements could not be completed by such deadline.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

          Jon O. Fullerton, Esq. 305-446-8000.

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                             [ X ] Yes       [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             [   ] Yes       [ X ] No

The undersigned has caused this notification to be signed on its behalf by the undersigned there unto duly authorized.


                                REXEL, INC. SECTION 401(k)
                                SAVINGS PLAN


                                By /s/ Jon O. Fullerton
                                   ----------------------------
                                   Jon O. Fullerton,
                                   Agent for Plan Administrator

Dated:  June 28, 1996